Exhibit 99.1

August 27, 2013

Broadcast International, Inc.
6952 S. High Tech Drive, Suite C
Midvale, Utah 84047-3772

CONSENT OF EXCEL MANAGEMENT SYSTEMS, INC.

We refer to the preliminary fairness opinion, dated as of December 20, 2012 (the “Preliminary Fairness Opinion”), and the supplemental fairness opinion, dated as of February 8, 2013 (the “Supplemental Fairness Opinion,” and, together with the Preliminary Fairness Opinion, the “Fairness Opinions” that we have rendered to the Board of Directors (the “Board”) of Broadcast International, Inc. (“Broadcast”), each to the effect that as of that date and based on and subject to the assumptions, limitations, qualifications and other matters set forth therein, the exchange ratio is fair to the stockholders of Broadcast from a financial point of view.

We understand that Broadcast has determined to include a description of the Fairness Opinions in the prospectus included in the Registration Statement on Form S-4 filed by Broadcast in the form filed with the Securities and Exchange Commission (as amended from time to time, the “Registration Statement”) and to file the Fairness Opinions as exhibits to the Registration Statement.  We hereby consent to the inclusion of a description of the Fairness Opinions, to the filing of the Fairness Opinions as exhibits to the Registration Statement and to the references to our firm and the Fairness Opinions in the Registration Statement and the related prospectus.

Very truly yours,

/s/ Dale S. Richards

Dale S. Richards, President, MBA, ChE,
Certified Valuation Analyst, (CVA)
/s/ Excel Management Systems, Inc.
Excel Management Systems, Inc.